AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) dated as of February 29, 2012, is by and between CorMedix Inc., a Delaware corporation with principal executive offices at 745 Route 202-206, Suite 303, Bridgewater, NJ 08807 (the “Company”), and Mark A. Klausner, (the “Executive”).

WITNESSETH:

WHEREAS, the Company and Executive entered into that certain Employment Agreement, dated as of February 25, 2011 (the “Agreement”); and

WHEREAS, the Company and Executive wish to amend certain terms and conditions of the Agreement in order to modify the Executive’s duties, compensation and employment status.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Defined Terms. All capitalized terms contained in this Amendment shall, for the purposes hereof, have the same meaning ascribed to them in the Agreement unless the context hereof clearly provides otherwise or unless otherwise defined herein.

2.	Amendments. The Agreement is hereby amended as follows:

a. Section 1(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

(a) Services. The Executive will be employed, on a part-time basis, by the Company as its Chief Medical Officer. The Executive will report to the Chief Executive Officer of the Company and shall perform such duties as are consistent with his position as Chief Medical Officer (the “Services”). The Executive agrees to perform such Services faithfully, and while he remains employed, not to engage in any other business activity that is in conflict with his duties and obligations to the Company without the prior written consent of the Chief Executive Officer and the Board of Directors of the Company (the “Board”). The Executive further agrees to carry out and abide by all lawful directions of the Chief Executive Officer and the Board consistent with his position as Chief Medical Officer.

(b) Section 2 of the Agreement is hereby deleted and replaced in its entirety with the following:

Term. The Executive’s employment under this Agreement (the “Term”) commenced on March 1, 2011 (the “Commencement Date”) and shall continue for a term of two (2) years, unless sooner terminated pursuant to Section 8 of this Agreement. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement specified in Sections 5,6,9, and 10 shall survive the expiration or termination hereof.

Section 3(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

The Executive shall devote half, or fifty percent (50%) of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not, during the Term, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will materially interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that the Executive knows, or should reasonably know, will adversely affect, or negatively reflect upon, the Company.

Sections 4(a), 4(b) and 4(g) of the Agreement are hereby deleted and replaced in their entirety with the following:

(a) Base Salary.  The Company shall pay Executive a salary equal to One - Hundred Fifty Five Thousand Dollars ($155,000.00) per year (as it may be increased from time to time the “Base Salary”), less applicable withholdings and deductions. Payment shall be made in accordance with the Company’s normal payroll practices. The Board shall annually review the Base Salary to determine whether an increase in the amount thereof is warranted.

(b) Discretionary Bonus.  At the sole discretion of the Board, the Company shall pay the Executive an additional cash bonus each calendar year during the Term (the “Discretionary Bonus”) in an amount equal to up to thirty percent (35%) of the Executive’s aggregate Base Salary

(g) Vacation.  The Executive shall accrue two (2) weeks of paid vacation per annum, in addition to holidays observed by the Company, to be taken in accordance with the Company’s employee policies, and subject to the requirement that no more than two weeks be taken consecutively and that all vacation is subject to the prior approval of the Chief Executive Officer.  The Executive shall not be entitled to carry any vacation forward to the next year of employment and shall not receive any compensation for unused vacation days.

3.	Effectiveness of Amendments. The Amendments set forth in Section 2 shall be effective as of March 1, 2012.

4.	Conflicting Provisions. In the event of any conflict or inconsistency between the provisions of this Amendment and those contained in the Employment Agreement, the provisions of this Amendment shall govern and control and be binding upon the parties hereto.

5.	Miscellaneous Provisions.

a. Except as modified by this Amendment, the Employment Agreement and all executory covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed.

b. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey, without giving effect to its principles of conflicts of laws.

c. The covenants, agreements, terms and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and, except as may otherwise be provided in the Employment Agreement, as hereby modified and supplemented, their respective legal successors and assigns.

d. This Amendment may not be changed orally but only by a writing signed by both parties hereto.

e. This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CORMEDIX INC.

By:	/s/ Richard M. Cohen
Name:	Richard M. Cohen
Title:	Chairman and Interim Chief Executive Officer

EXECUTIVE

/s/ Mark A. Klausner
Mark A. Klausner